UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2007
Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30684	20-1303994

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

2584 Junction Avenue, San Jose, California	95134

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 383-1400
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
On November 6, 2007, Bookham, Inc. (the “Registrant”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale by the Registrant of 16,000,000 shares of its common stock, $0.01 par value per share (the “Shares”), at an offering price to the public of $2.75 per Share, less an underwriting discount of $0.165 per Share. The Registrant also granted the Underwriters an option to purchase up to an additional 2,400,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on November 13, 2007, subject to customary closing conditions. At closing, the Registrant expects to receive net offering proceeds of approximately $41.0 million, after underwriting discounts and estimated offering expenses.
The offering is being made pursuant to the Registrant’s registration statement on Form S-3 (File No. 333-145665) previously filed with the Securities and Exchange Commission (the “Registration Statement”). On November 7, 2007, the Registrant filed with the Securities and Exchange Commission a prospectus supplement, dated November 6, 2007, to the prospectus, dated October 19, 2007, included in the Registration Statement, relating to the issuance and sale of the Shares.
The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
     See Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: November 7, 2007	By:	/s/ Stephen Abely
Stephen Abely
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of November 6, 2007, between Bookham, Inc. and Citigroup Global Markets Inc., as the representative of the several underwriters named therein.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.